UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 1, 2006

The Immune Response Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-18006	33-0255679
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5931 Darwin Court, Carlsbad, California		92008
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(760) 431-7080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On May 1, 2006, we issued a 20-day notice to Cornell Capital Partners, LP ("Cornell") to terminate (without cause) our Standby Equity Distribution Agreement (the "SEDA") dated July 15, 2005. Pursuant to the terms of the SEDA and as previously reported, we have utilized a total of $5,100,000 of the original $15,000,000 commitment and issued 39,718,835 shares of our common stock at an average price per share of $0.1218 overall. All of these shares were issued to Cornell pursuant to the Securities Act Section 4(2) registration exemption.

Item 8.01 Other Events.

On May 1, 2006, we paid the final principal balance plus interest totaling $157,653.27 to Cornell on the $1,000,000 Secured Convertible Debenture that we issued to Cornell on August 4, 2005. The Secured Convertible Debenture was originally scheduled to mature on August 4, 2006. The early payoff came as a result of two partial conversions of the Secured Convertible Debenture into common stock, as previously reported. The first conversion on March 8, 2006 converted $31,670 of principal into 1,583,500 shares of common stock. The second conversion on April 20, 2006 converted $220,000 of principal into 11,000,000 shares of common stock. All of these shares were issued to Cornell pursuant to the Securities Act Section 3(a)(9) registration exemption.

As part of the final payment, we have requested the release of 14,285,705 shares of our common stock held as security for the Secured Convertible Debenture under a Pledge and Escrow Agreement with Cornell and David Gonzalez, Esq., as escrow agent. Upon release of the common stock, the shares will be cancelled.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Immune Response Corporation

May 2, 2006	By:	/s/ Michael K. Green

Name: Michael K. Green
Title: Chief Operating Officer and Chief Financial Officer